FUND ADMINISTRATION SERVICING AGREEMENT



     THIS AGREEMENT is made and entered into as of December 17, 2001, by and among Premier Funds, an Ohio business trust (hereinafter referred to as the "Trust") and Premier Fund Solutions, Inc., a corporation organized under the laws of the State of California (hereinafter referred to as "PFS").


     WHEREAS, the Trust is an open-end management investment company which is registered under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Trust is authorized to create separate series, each with its own separate investment portfolio (each a "Fund");

     WHEREAS, PFS is, among other things, in the business of providing fund administration services for the benefit of its customers; and

     WHEREAS, the Trust desires to retain PFS to act as Administrator for each Fund of the Trust listed on Exhibit A attached hereto, as it may be amended from time to time.

     NOW, THEREFORE, in consideration of the mutual agreements herein made, the Trust and PFS agree as follows:

1. Appointment of Administrator

     The Trust hereby appoints PFS as Administrator of the Trust on the terms and conditions set forth in this Agreement, and PFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement in consideration of the compensation provided for herein.

2. Duties and Responsibilities of PFS For Each Fund

  A. General Fund Management

    1. Act as liaison among all Fund service providers

    2. Supply:

     a. Corporate secretarial services

     b. Office facilities (which may be in PFS's or its affiliate's own offices)

     c. Non-investment-related statistical and research data as needed

    3. Coordinate board communication by:

     a. Establishing meeting agendas

     b. Preparing board reports based on financial and administrative data

     c. Evaluating independent auditor

     d. Securing and monitoring fidelity bond and director and officer liability coverage, and making the necessary SEC filings relating thereto

     e. Preparing minutes of meetings of the board and shareholders

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     f. Recommend dividend  declarations to the Board, prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders

     g. Provide personnel to serve as officers of the Trust if so elected by the Board and attend Board meetings to present materials for Board review

    4. Audits

     a. Monitor appropriate schedules and assist independent auditors

     b. Provide information to SEC and facilitate audit process

     c. Provide office facilities

    5. Assist in overall operations of the Fund

    6. Monitor arrangements under shareholder services or similar plan

  B. Compliance

    1. Regulatory Compliance

     a. Monitor compliance with 1940 Act requirements, including:

       1) Asset diversification tests 2) Total return and SEC yield calculations
       3) Maintenance of books and records under Rule 31a-3
       4) Code of Ethics for the disinterested trustees of the Fund

     b. Monitor Fund's compliance with the policies and investment limitations of the Trust as set forth in its Prospectus and Statement of Additional Information

     c. Maintain awareness of applicable regulatory and operational service issues and recommend dispositions

    2. Blue Sky Compliance

     a. Monitor and file with the appropriate state securities authorities any and all required compliance filings relating to the registration of the securities of the Trust so as to enable the Trust to make a continuous offering of its shares in all states

     b. Monitor status and maintain registrations in each state

     c. Provide information regarding material developments in state securities regulation

    3. SEC Registration and Reporting

     a. Assist Trust counsel in updating Prospectus and Statement of Additional Information and in preparing proxy statements and Rule 24f-2 notices

     b. Prepare annual and semiannual reports, Form N-SAR filings and Rule 24f-2 notices

     c. Coordinate the printing, filing and mailing of publicly disseminated Prospectuses and reports

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     d. File fidelity bond under Rule 17g-1

     e. File shareholder reports under Rule 30b2-1

     f. Monitor sales of each Fund's shares and ensure that such shares are properly registered with the SEC and the appropriate state authorities

     g. File Rule 24f-2 notices

     h. File Forms N-1A, Rule 497 filings and proxy statements as directed

    4. IRS Compliance

     a. Monitor Company's status as a regulated investment company under Subchapter M, including without limitation, review of the following:

       1) Asset diversification requirements
       2) Qualifying income requirements
       3) Distribution requirements

     b. Monitor required distributions (including excise tax distributions)

  C. Financial Reporting

    1. Provide financial data required by each Fund's Prospectus and Statement of Additional Information;

    2. Monitor financial reports for officers, shareholders, tax authorities, performance reporting companies, the board, the SEC, and independent auditors;

    3. Supervise each Fund's Custodian and Accountants in the maintenance of each Fund's general ledger and in the preparation of each Fund's financial statements, including oversight of expense accruals and payments, of the determination of net asset value of each Fund's net assets and of each Fund's shares, and of the declaration and payment of dividends and other distributions to shareholders;

    4. Monitor the yield, total return and expense ratio of each class of each Fund, and each Fund's portfolio turnover rate; and

    5. Monitor the expense accruals and notify Trust management of any proposed adjustments.

    6. Monitor monthly financial statements, which will include without limitation the following items:

            Schedule of Investments
            Statement of Assets and Liabilities
            Statement of Operations
            Statement of Changes in Net Assets
            Cash Statement
            Schedule of Capital Gains and Losses

    7. Monitor quarterly broker security transaction summaries.

  D. Tax Reporting

    1. Monitor filings of appropriate federal and state tax returns including, without limitation,

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Forms 1120/8610 with any necessary schedules

    2. Monitor state income breakdowns where relevant

    3. Monitor Form 1099 Miscellaneous for payments to trustees and other service providers

    4. Monitor wash losses

    5. Monitor calculations of eligible dividend income for corporate shareholders

3. Compensation

     The Trust, on behalf of each Fund, agrees to pay PFS for the performance of the duties listed in this Agreement, the fees and out-of-pocket expenses as set forth in the attached Exhibit A.

     These fees may be changed from time to time, subject to mutual written Agreement of the parties.

     The Trust agrees to pay all fees and reimbursable expenses within ten (10) business days following the receipt of the billing notice.

4. Performance of Service; Limitation of Liability

     A. PFS shall exercise reasonable care in the performance of its duties under this Agreement. PFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond PFS's control, except a loss arising out of or relating to PFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if PFS has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless PFS from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys'
fees) which PFS may sustain or incur or which may be asserted against PFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to PFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence or from willful misconduct on its part in performance of its duties under this Agreement, (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to PFS by any duly authorized officer of the Trust, such duly authorized officer to be included in a list of authorized officers furnished to PFS and as amended from time to time in writing by resolution of the Board of Trustees of the Trust.

     PFS shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys'
fees) which the Trust may sustain or incur or which may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by PFS as a result of PFS's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

     In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, PFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond PFS's control. PFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a

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breakdown  at the expense of PFS. PFS agrees that it shall,  at all times,  have
reasonable  contingency  plans  with  appropriate  parties,   making  reasonable
provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect PFS's premises and operating capabilities at any time during regular business hours of PFS, upon reasonable notice to PFS.

     B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation which presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim which may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor's prior written consent.

     C. PFS is hereby expressly put on notice of the limitation of shareholder, Trustee, officer, employee or agent liability as set forth in the Declaration of Trust of the Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more Funds, the obligations hereunder shall be limited to the respective assets of such Fund. PFS further agrees that it shall not seek satisfaction of any such obligation from any shareholder of a Fund, nor from any Trustee, officer, employee or agent of the Trust.

5. Proprietary and Confidential Information

     PFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval may not be withheld where PFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

6. Term of Agreement

     This Agreement shall become effective as of the date hereof and will continue in effect for a period of one year. During the initial one year term of this Agreement, if the Trust terminates any services with PFS, the Trust agrees to compensate PFS an amount equal to the fees remaining under the initial one year Agreement. Subsequent to the initial one year term, this Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be amended by mutual written consent of the parties.

7. Records

     PFS shall keep records relating to the services to be performed hereunder, in the form and manner, and for such period as it may deem advisable and is agreeable to the Trust but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. PFS agrees that all such records prepared or maintained by PFS relating to the services to be performed by PFS

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hereunder are the property of the Trust and will be preserved,  maintained,  and made available in accordance with such section and rules of the 1940 Act and will be promptly surrendered to the Trust on and in accordance with its request.

8. Governing Law

     This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of California. However, nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation promulgated by the Securities and Exchange Commission thereunder.

9. Duties in the Event of Termination

     In the event that, in connection with termination, a successor to any of PFS's duties or responsibilities hereunder is designated by the Trust by written notice to PFS, PFS will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by PFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which PFS has maintained, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from PFS's personnel in the establishment of books, records, and other data by such successor.

10. No Agency Relationship

     Nothing herein contained shall be deemed to authorize or empower PFS to act as agent for the Trust, or to conduct business in the name of, or for the account of theTrust.

11. Data Necessary to Perform Services

     The Trust or its agent, which may be PFS, shall furnish to PFS the data necessary to perform the services described herein at times and in such form as mutually agreed upon if PFS is also acting in another capacity for the Trust, nothing herein shall be deemed to relieve PFS of any of its obligations in such capacity.

12. Notices

     Notices of any kind to be given by either party to the other party shall be in writing and shall be duly given if mailed or delivered as follows:

Notice to PFS shall be sent to:

              Premier Fund Solutions, Inc.
              480 North Magnolia Avenue, Suite 103
              El Cajon, CA 92020

and notice to the Trust shall be sent to:

              Premier Funds
              480 North Magnolia Avenue, Suite 103
              El Cajon, CA 92020



IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer or one or more counterparts as of the day and year first written above.



                                                 PREMIER FUND SOLUTIONS, INC


                                                 By: /s/ Jeffrey R. Provence

                                                 Its: President



                                                 PREMIER FUNDS


                                                 By: /s/ Ross C. Provence

                                                 Its: President

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                               Fund Administration
                                  Fee Schedule



Exhibit A





Name Of Series                                                Date Added
Blue Chip Investors Fund                                      12/17/2001

Annual fee based upon average assets:

         7 basis points on first $200 million
         5 basis points on next $500 million
         3 basis points on the balance

Minimum monthly fee: $2,000

Plus out-of pocket expense reimbursements, including but not limited to:

              Proxies
              Special reports
              Printing of Annual Prospectus, SAI, Annual and Semi-Annual Reports Federal and state regulatory filing fees Certain insurance premiums Expenses from board of trustees meetings Auditing expenses Legal expenses

Fees and out-of-pocket expense reimbursements are billed monthly